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                                                                     EXHIBIT 4.1

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE
             PARTICIPATING OR OPTIONAL OR OTHER SPECIAL RIGHTS, AND
              QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF

                                       of

                       SERIES F REDEEMABLE PREFERRED STOCK

                                       of

                         AMERICAN REALTY INVESTORS, INC.

                       (Pursuant to Section 78.1955 of the
                            Nevada Revised Statutes)

     Pursuant to Section 78.1955 of the Nevada Revised Statutes ("NRS"), the undersigned, being the Executive Vice President and Secretary, respectively, of American Realty Investors, Inc, (the "Corporation"), Nevada corporation, hereby certify that (a) the following resolution was duly adopted on May 17, 2001, by the Board of Directors of the Corporation (the "Board"), for the purposes of establishing a separate series of the Corporation's authorized preferred stock, $2.00 par value ("Preferred Stock") and fixing the relative rights and preferences of such series of Preferred Stock, and (b) such resolution has not been subsequently modified or rescinded:

     RESOLVED, that in accordance with the provisions of Article Fourth of the Articles of Incorporation of the Corporation, a series of Preferred Stock be, and hereby is, created, and the voting powers, designations, preferences, limitations, restrictions and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be, and hereby are, as follows:

1.   Designation and Amount. The shares of such series shall be designated as
     ----------------------
     "Series F Redeemable Preferred Stock" (the "Series F Preferred Stock") and each share of the Series F Preferred Stock shall have a preference on liquidation as specified in Section 5 below. The number of shares constituting the Series F Preferred Stock shall be 4961. Such number of shares may be increased or decreased by the Board of Directors by filing an amendment to the Certificate of Designations, Preferences and Relative Participating or Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof to be filed with the Nevada Secretary of State in accordance with Section 78.1955 of NRS with respect to the Series F Preferred Stock ("Certificate of Designations") as provided in the Nevada Revised Statutes ("NRS"); provided, however, that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants.

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2.   Dividends and Distributions. The holders of shares of Series F Preferred
     ---------------------------
     Stock shall not be entitled to receive any dividends or distributions except as provided in Section 5 hereof.

3.   Voting Rights and Powers. The holders of shares of Series F Preferred Stock
     ------------------------
     shall have only the following voting rights:

          (A) Except as may otherwise be specifically required by the NRS or otherwise specifically provided herein, the holders of the shares of Series F Preferred Stock shall not have the right to vote with respect to any such shares of stock, directly or indirectly, at any meeting of the shareholders of the Corporation or on any matter submitted to such shareholders for consent, and such shares of stock shall not be counted in determining the total number of outstanding shares to constitute a quorum at any meeting of shareholders;

          (B) In the event that, under the circumstances, the holders of the Series F Preferred Stock are entitled by law to vote upon any matter, the approval of such series shall be deemed to have been obtained only upon the affirmative vote or written consent of the holders of a majority of the shares of the Series F Preferred Stock then issued and outstanding;

          (C) Except as set forth herein, or as otherwise specifically provided by the Articles of Incorporation or the NRS, holders of the Series F Preferred Stock shall have no special voting rights and their consent shall not be required for the taking or authorization of any corporate action.

4.   Reacquired Shares. Any shares of Series F Preferred Stock purchased or
     -----------------
     otherwise acquired by the Corporation in any manner whatsoever shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the right, if any, to receive notices and to vote, shall forthwith cease. All shares of Series F Preferred Stock acquired by the Corporation shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificates of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

5.   Liquidation, Dissolution or Winding Up. The Liquidation Value of the Series
     --------------------------------------
     F Preferred Stock shall be $1,000.00 per share. Upon any liquidation, dissolution or winding up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series F Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any Junior Securities (which for the purposes of Sections 5 and 6 shall mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if pursuant to the terms of such security the Series F Preferred Stock has priority thereover upon liquidation, dissolution or winding up of the Corporation), to receive a liquidation preference in an amount in cash equal to the Liquidation Value as of the date of such payment, whether such liquidation is voluntary or involuntary, and the holders of the Series

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     F Preferred Stock shall not be entitled to any other or further distributions of the assets of the Corporation. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the net assets available for distribution to the holders of the Series F Preferred Stock and any shares of any other class or series of Preferred Stock which ranks on a parity with the Series F Preferred Stock on any such liquidation, dissolution or winding up shall be insufficient to permit payment to such holders of the aggregate amount to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Series F Preferred Stock and shares of any other series of Preferred Stock which ranks on a parity with the Series F Preferred Stock on any such liquidation, dissolution or winding up have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than twenty (20) nor more than fifty (50) days prior to the payment date stated therein to each record holder of Series F Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations or business entities, nor the sale or transfer by the Corporation of less than all or substantially all of its assets, nor a reduction in the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Preferred Stock or Common Stock or any other class of its stock, nor the payment of any dividend in cash, securities or property on shares of the Common Stock or any Preferred Stock will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

6.   Ranking. Except as provided in the following sentence, the Series F
     -------
     Preferred Stock shall rank on a parity upon liquidation, dissolution or winding up with all other shares of Preferred Stock issued by the Corporation. Unless the Corporation shall have called all remaining shares of the Series F Preferred Stock that are then outstanding for redemption, or shall have set aside a sufficient amount to permit such redemption, the Corporation shall not issue any shares of Preferred Stock of any series which are superior to the Series F Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series F Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of such shares of Series F Preferred Stock then outstanding voting separately as a class.

7.       Mandatory Redemptions.
         ---------------------

          (A) Quarterly Redemptions. From and after January 1,2002, Within ten
              ---------------------
     (10) calendar days of the filing by the Corporation of its Report on Form 10-Q or Report on Form 10-K, each as promulgated under the Securities Exchange Act of 1934, as amended, or any

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     similar form promulgated under any successor statute thereto, with the
     Securities Exchange Commission, or any successor agency for public dissemination, the Corporation shall call for redemption that number of shares of the Series F Preferred Stock having an aggregate Liquidation Value equal to twenty percent (20%) of the Net Cash Flow (as subsequently defined) generated by the Assets during the preceding fiscal quarter (or, in the case of the first such filing, such shorter period as the Series F Preferred Stock shall have been outstanding) after payment of currently due payments of the (i) Operator's Note and (ii) Purchase Note. Shares of the Series F Preferred Stock redeemed pursuant to this Section 7 shall be redeemed for cash in accordance with the provisions of Section 8(B)-(D) below, except that the Corporation shall be obligated to redeem not less than the number of shares of Series F Preferred Stock required by the first sentence of this Section 7(A). Corporation shall deliver to MJR, contemporaneously with the making of each call for redemption pursuant to this Section 7(A), calculation of the Net Cash Flow for the preceding fiscal quarter.

          (B) Mandatory Redemptions. In the event that the Corporation shall
              ---------------------
     engage in a Fundamental Transaction (as subsequently defined), the Corporation shall, immediately prior to or contemporaneously with the consummation of any transaction constituting a Fundamental Change or giving rise to a Fundamental Change (and, in any case, contemporaneously with or prior to any distribution or payment made with respect to any Junior Securities), call for redemption each then outstanding share of Series F Preferred Stock at a price per share in cash equal to the Liquidation Value thereof. Any redemption pursuant to this Section 7(B) shall be made in accordance with the provisions of Section 8(B) below, except that the Corporation shall, in accordance with such provisions, call for redemption of each then outstanding share of the Series F Preferred Stock.

          (C) Definitions. For the purposes of this Section 7, the following
              -----------
     defined terms shall have the meanings set forth below:

               "Assets" means the Assets as defined in that certain Asset Purchase Agreement, dated as of May 30, 2001 between the Corporation and MJR Oil & Gas 2001, LLC.

               "Fundamental Transaction" means (a) any transfer of more than ten percent (10%) of the Assets (computed on the basis of the greater of (i) the Corporation's book value therein as determined in accordance with generally accepted accounting principles consistently applied or
          (ii) fair market value) in any transaction or series of related transactions, whether by sale of the Assets, merger, consolidation or reorganization of the Corporation or other business combination transaction, but excluding sales of oil, gas and minerals in the ordinary course of business, pledging of any of the Assets, the entering into of leases or the granting of licenses or rights of farm-in or farm-out or similar transactions customary in connection with the operation or development of oil and gas properties or the sale of oil, gas or other minerals produced therefrom and (b) any merger or consolidation to which the

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          Corporation is a party except for any merger pursuant to which the
          Corporation is the surviving business entity or one of the surviving business entities, the terms of the Series F Preferred Stock are not changed or altered in any respect, the Series F Preferred Stock is not exchanged for cash, securities or other property, and immediately after giving effect to such merger, the holders of the Common Stock immediately prior to such merger continue to own equity interest in the surviving business entity possessing the voting power at regular or special meetings of such equity holders or in connection with any consent solicited with regard thereto, to elect or otherwise designate a majority of the members of the Board of Directors or other governing body thereof under circumstances other than where the Corporation is in default of any obligation with respect to any shares of the Preferred Stock or any indenture, deed of trust or other agreement requiring disclosure as an exhibit on the Corporation's Report on Form 10-K.

               "MJR" means MJR Oil & Gas 2001, LLC, a Texas limited liability company, and its successors and assigns.

               "Net Cash Flow" means for any period, (i) the gross receipts derived from the Assets for such period minus (ii) all costs and expenses actually incurred by the Corporation in the operation of the Assets for such period which are properly expensed under generally accepted accounting principles, including, but not limited to property taxes, insurance, operator's fees, landowner's royalty payments, utility expenses, maintenance costs, wages, benefits, repair, capital expenses determined to be necessary by the operator for production and all other costs of production, but not including (i) allocable corporate overhead costs, (ii) depreciation and amortization, (iii) and amounts expended for exploration; and provided, that any costs or expenses paid to the Corporation or an Affiliate of the Corporation shall be reduced to the amount that would actually be paid to an unaffiliated third party for equivalent products or services.

               "Operator's Note" shall have the meaning assigned such term in the Asset Purchase Agreement dated as of May 30, 2001, between the Corporation and MJR Oil & Gas 2001, LLC.

               "Purchase Note" shall have the meaning assigned such term in the Asset Purchase Agreement dated as of May 30, 2001, between the Corporation and MJR Oil & Gas 2001, LLC.

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8.   Redemption at the Option of the Corporation.
     -------------------------------------------

          (A) The Corporation shall have the right to redeem all or a portion of the Series F Preferred Stock issued and outstanding at any time and from time to time, at its option, for cash. The redemption price of the Series F Preferred Stock pursuant to this Section 8 shall be an amount per share equal to the Liquidation Value (the "Redemption Price").

          (B) The Corporation may redeem all or a portion of any holder's shares of Series F Preferred Stock by giving such holder not less than 20 days nor more than 30 days notice thereof prior to the date on which the Corporation desires such shares to be redeemed, which date (the "Redemption Date") shall be a day upon which banks are not required to be closed in Dallas, Texas (a "Business Day"). Such notice shall be written and shall be hand delivered or mailed, postage prepaid, to the holder (the "Redemption Notice"). If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, addressed to the holder of shares of Series F Preferred Stock at his address as it appears on the stock transfer records of the Corporation. The Redemption Notice shall state (i) the total number of shares of Series F Preferred Stock held by such holder; (ii) the total number of shares of the holder's Series F Preferred Stock that the Corporation intends to redeem; (iii) the Redemption Date and the Redemption Price; and (iv) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the share certificate(s).

          (C) If fewer than all shares of the Series F Preferred Stock at any time outstanding shall be called for redemption, such shares shall be redeemed pro rata from among the record holders of the Series F Preferred Stock based upon the aggregate Liquidation Value represented by shares, and fractional shares, held. Fractional shares of the Series F Preferred Stock may be redeemed.

          (D) If a Redemption Notice shall have been so mailed, at least two Business Days prior to the Redemption Date the Corporation shall provide for payment of a sum sufficient to redeem the applicable number of shares of Series F Preferred Stock subject to redemption either by (i) setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart from its other funds, in trust for the account of the holder(s) of the shares of Series F Preferred Stock to be redeemed or (ii) depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $20,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted hereby or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series F Preferred Stock so called for redemption and, in either event, from and after the Redemption Date (v) the share(s) of Series F Preferred Stock shall be deemed to be redeemed, (w) such setting aside or deposit shall be deemed to constitute full payment for such share(s), (x) such share(s) so redeemed shall no longer be

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     deemed to be outstanding, (y) the holder(s) thereof shall cease to be a stockholder of the Corporation with respect to such share(s), and (z) such holder(s) shall have no rights with respect thereto except the right to receive the Redemption Price for the applicable shares. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds deposited which shall not be required for the redemption of any shares of Series F Preferred Stock because of any prior acquisition or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series F Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefor, and after any such repayment of the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. All shares of Series F Preferred Stock redeemed shall be restored to the status of authorized but unissued shares of Preferred Stock.

          (E) Holders whose shares have been redeemed hereunder shall surrender the certificate or certificates representing such shares, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), to the Corporation by mail, courier or personal delivery at the Corporation's principal executive office or other location so designated in the Redemption Notice, and upon the Redemption Date the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event fewer than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

9.   Sinking Fund. The Corporation shall not be required to maintain any
     ------------
     so-called "sinking fund" for the retirement on any basis of the Series F Preferred Stock.

10.  Fractional Shares. The Series F Preferred Stock may be issued in fractions
     -----------------
     of a share which shall entitle the holder, in proportion to such holder's fractional shares, to have the benefit of all other rights of holders of shares of Series F Preferred Stock.

11.  Notice. Any notice or request made to the Corporation in connection with
     ------
     the Series F Preferred Stock shall be given, and shall conclusively be deemed to have been given and received three Business Days following deposit thereof in writing, in the U.S. mails, certified mail, return receipt requested, duly stamped and addressed to the Corporation, to the attention of its General Counsel, at its principal executive offices (which shall be deemed to be the address most recently provided to the Securities and Exchange Commission ("SEC") as its principal executive offices for so long as the Corporation is required to file reports with the SEC).

12.  Registration and Transfer. The Corporation shall maintain a register for
     -------------------------
     the registration of the Series F Preferred Stock. Upon the surrender of any certificate representing Series F Preferred Stock, properly endorsed and having such other evidence of proper transfer under

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     applicable law as the Corporation may reasonably require, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor. Each such certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

13.  Replacement. Upon receipt of evidence reasonably satisfactory to the
     -----------
     Corporation the loss, theft, destruction or mutilation of any certificate evidencing shares of the Series F Preferred Stock by the record holder thereof, together with an indemnity and other security (such as a lost instruments bond) reasonably satisfactory to the Corporation, or in the case of mutilation, upon the surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such lost, stolen, destroyed or mutilated certificate a new certificate of like kind representing the number of shares of the Series F Preferred Stock represented thereby.

14.  Amendment Waiver. The provisions of the Certificate of Designations may be
     ----------------
     amended, and any obligation of the Corporation provided for thereunder may be waived, upon the affirmative vote or written consent of holders of a majority of the then outstanding shares of Series F Preferred Stock.

     IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its Executive Vice President and attested by its Secretary as of the 11th day of June, 2001.

                                                    /s/ Louis J. Corna
                                               ---------------------------------
                                               Louis J. Corna
                                               Executive Vice President

Attest:   /s/ Robert A. Waldman
       ----------------------------
       Robert A. Waldman
       Secretary


STATE OF TEXAS             )
                           ) ss
COUNTY OF DALLAS           )

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     This instrument was acknowledged before me on June 11, 2001, by Louis J.
Corna as Executive Vice President of American Realty Investors, Inc., a Nevada corporation.

                                                 /s/ S.L. Bratton
                                               -------------------------------
                                               Notary Public
                                               My Commission Expires:  9-25-04
                                                                     -----------

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